                                                                     EXHIBIT 99


               PLAN OF REORGANIZATION AND CONSOLIDATION AGREEMENT


        This Plan of Reorganization and Consolidation Agreement (this "Agreement") is entered into as of October 30, 1997, by and between Goleta National Bank (the "Bank") and Goleta Interim National Bank (the "Interim Bank"), to which Community West Bancshares (the "Holding Company") is a party.

                           RECITALS AND UNDERTAKINGS

        A. Bank is a National Banking Association duly organized and licensed under the laws of the United States of America with its principal office in the unincorporated area known as Goleta, County of Santa Barbara, State of California. Interim Bank has been approved to organize as a National Banking Association and will, as of the date of the consolidation contemplated by this Agreement, be duly organized and licensed as a National Banking Association under the laws of the United States which will have its principal office in the unincorporated area known as Goleta, County of Santa Barbara, State of California.

        B. As of the date hereof, Bank has 4,000,000 shares of Common Stock authorized, $2.50 par value, with capital stock $3,803,558, divided into 1,521,423 shares of the par value of $2.50 each, surplus of $4,615,922 and has warrants outstanding to purchase and additional 445,238 shares of Common Stock of the bank at an exercise price of $8.75 per share will expire June 30, 1998 (the "Warrants").

        C. As of the date just prior to the consummation of the consolidation contemplated by this Agreement, Interim Bank will have 80,000 shares of Common Stock authorized, $2.50 par value, with capital stock of $200,000, divided into 80,000 shares of the par value of $2.50 each, surplus of $40,000, and at the time of the consolidation contemplated hereby all of such shares will be outstanding and will be owned by Holding Company.

        D. As of the date hereof, Holding Company has 10,000,000 shares of Common Stock authorized, no par value, 1,000 shares of which will be outstanding at the time of the consolidation referred to herein.

        E. The Boards of Directors of Bank and Interim Bank have approved this Agreement and authorized its execution, and the Board of Directors of Holding Company has approved this Agreement, undertaken that Holding Company shall join in and be bound by it, and authorized the undertakings hereinafter made by Holding Company.

        F. It is intended that the transactions contemplated herein be done in such fashion as to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

     In consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound, the parties hereto agree as follows:

                                   AGREEMENT

Section 1. General

     1.1 The Consolidation. On the Effective time of the Consolidation (as that term is defined in Paragraph 1.2 hereof), Bank and Interim Bank shall be consolidated under the charter of Bank (the "Consolidation"). The name of the consolidated association (the "Consolidated Bank") shall be "Goleta National Bank." The business of the Consolidated Bank shall be that of a national banking association and shall be conducted by the Consolidated Bank at its main office which shall be located at 5827 Hollister Avenue, Goleta, California 93117.

     1.2 Effective Time of the Consolidation. This Agreement shall become effective at the close of business on the day (the "Effective Date") specified on the Certificate to be issued by the Office of the Comptroller of the Currency (the "Comptroller") approving the Consolidation (the "Effective Time of the Consolidation").

     1.3 Articles of Association, Bylaws, and Charter. At the Effective Time of the Consolidation, the Articles of Association of Bank, as in effect immediately prior thereto, shall be and remain the Articles of Association of the Consolidated Bank; the Bylaws of Bank shall be and remain the Bylaws of the Consolidated Bank until altered, amended or repealed; the banking charter of Bank shall become the charter of the Consolidated Bank; and the insurance of deposits coverage by the Federal Deposit Insurance Corporation of Bank as provided by law shall be and remain the deposit insurance of the Consolidated Bank.

     1.4 Directors and Officers of the Consolidated Bank. At the Effective Time of the Consolidation, the directors and officers of Bank immediately prior thereto shall become the directors and officers of the Consolidated Bank. The directors of the Consolidated Bank shall serve until the next annual meeting of stockholders of the Consolidated Bank or until such time as their successors are elected and have qualified.

     1.5 Corporate Acts, Plans, Policies, Programs and Contracts. Except as otherwise provided herein and until changed by the Board of Directors of the Consolidated Bank in accordance with the law or the Articles of Association or Bylaws of the Consolidated Bank, all corporate acts, plans, policies, programs, contracts, approvals and authorizations of Bank and its shareholders, Board of Directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective time of the Consolidation, shall be taken for all purposes as the acts, plans, policies, programs, contracts, approvals and authorizations of the Consolidated Bank and shall be as effective and binding thereon as the same were with respect to the Bank, including all insurance policies maintained by Bank and the Interim Bank which are in effect immediately prior to the Effective Time of the Consolidation, and all group and employee benefit insurance policies.

        1.6     Effect of the Consolidation.

                (a) Assets and Rights. All rights, privileges, franchises and property of Bank or Interim Bank, and all debts and liabilities due or to become due to Bank or Interim Bank, including things in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion transferred to and vested in the Consolidated Bank without further act or deed, and the Consolidated Bank shall have and hold the same in its own right as fully as the same was possessed and held by Bank or Interim Bank.

                (b) Liabilities. All debts, liabilities, and obligations due or to become due of, and all claims or demands for any cause existing against, Bank or Interim Bank shall be and become the debts, liabilities, obligations of, and the claims and demands against, the Consolidated Bank in the same manner as if the Consolidated Bank had itself incurred or become liable for them.

                (c) Creditor's Rights and Liens. All rights of creditors of Bank or Interim Bank, and all liens upon the property of Bank or Interim Bank, shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the Effective Time of the Consolidation.

                (d) Pending Actions. Any action or proceeding pending by or against Bank or Interim Bank shall not be deemed to have abated or been discontinued, but may be prosecuted to judgment with the right to appeal or review as in other cases as if the Consolidation had not taken place or the Consolidated Bank may be substituted for Bank or Interim Bank, as the case may be.

        1.7 Further Assistance. Bank and Interim Bank each agree that at any time, or from time to time, as and when requested by the Consolidated Bank, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Consolidated Bank, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as the Consolidated Bank, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property right, privilege or franchise or to vest or perfect in or confirm to the

Consolidated Bank, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Section 1 and otherwise to carry out the intent and purposes thereof.

     1.8 Stock Option Plan. Prior to the Effective Time of the Consolidation, the Holding Company will adopt and receive all necessary approvals and permits for a Stock Option Plan which shall have terms and provisions substantially similar to those contained in the Bank's Stock Option Plan(s) (the "Stock Option Plan") as said Stock Option Plan shall exist on the date of this Agreement. At the Effective Time of the Consolidation, Bank's Stock Option Plan shall terminate and the Holding Company will grant options pursuant to its Stock Option Plan for shares of its Common Stock (evidenced by Stock Option Agreements) to each officer and employee of Bank who immediately prior to the Effective Time of the Consolidation held an option granted by Bank pursuant to its Stock Option Plan, such options to be on substantially the same terms (including number of shares, price and duration) and subject to the same conditions as the respective options granted by Bank.

Section 2. Exchange of Stock.

     2.1 Stock of Interim Bank. Each share of Common Stock, $2.50 par value, of Interim Bank issued and outstanding immediately prior to the Effective Time of the Consolidation, on the Effective Time of the Consolidation, and without any further action on the part of the holders thereof or the parties hereto, shall be converted into the same number of shares of fully paid Common Stock, $2.50 par value, of Bank.

     2.2 Stock of Bank. Each share of Common Stock of Bank, $2.50 par value, issued and outstanding immediately prior to the Effective Time of the Consolidation, except for shares as to which dissenters' rights are perfected pursuant to 12 U.S.C. Section 215, shall upon the Effective Time of the Consolidation, and without any further action on the part of the holders thereof or the parties hereto, be exchanged for and converted into an equal number of shares of fully paid and nonassessable Common Stock of Holding Company without par value. Upon the Effective Time of the Consolidation, outstanding certificates representing shares of the Common Stock of Bank shall, thereafter represent shares of the Common Stock of Holding Company, and such certificates may, but need not, be exchanged by the holders thereof, after the Consolidation becomes effective, for new certificates for the appropriate number of shares bearing the name of Holding Company.

     2.3 Stock of Consolidated Bank. The amount and number of shares of capital stock of the Consolidated Bank outstanding upon completion of the Consolidation shall be equal to the aggregate amount and aggregate number of shares of capital stock of Bank and Interim Bank, combined, immediately before the Effective time of the Consolidation (adjusted to reflect all increases in capital stock of Bank and Interim Bank after this date until immediately before the Effective Time of the Consolidation). The 80,000 shares of Interim Bank Common Stock plus the 1,540,658 shares of Bank Common Stock, which constitute the total number of shares of capital stock of the Consolidated Bank outstanding upon completion of the Consolidation, shall be issued to the Holding Company at the

Effective Time of the Consolidation.

     2.4 Other Rights to Stock. Upon the Effective Time of the Consolidation and by reason of the Consolidation:

          (a) The options to purchase shares of Common Stock of Bank which have been granted by Bank pursuant to its Stock Option Plan in effect immediately before the Effective Time of the Consolidation shall be deemed to be options granted by Holding Company with the same terms and conditions and for the same number of shares of common stock of Holding Company. Holding company shall issue shares of its common stock so that appropriate adjustments to reflect the Consolidation may be made to (i) the class and number of shares of common stock available for options under the Stock Option Plan and (ii) the class and number of shares and the price per share of the common stock subject to options outstanding under Bank's Stock Option Plan.

          (b) The Warrants to purchase Common Stock of Bank which are outstanding immediately before the Effective Time of the Consolidation shall upon the Effective Time of the Consolidation, and without any further action on the part of the holders thereof or the parties thereto, be exchanged for, converted into and be deemed to be warrants issued by Holding Company with the same terms and conditions and to purchase the same number of shares of Common Stock of Holding Company as the Warrants issued and outstanding immediately prior to the Effective Time of the Consolidation.

          (c) From time to time, as and when required by the provisions of any agreement to which Bank or Holding Company shall become a party after the date hereof providing for the issuance of shares of common stock of other equity securities of Bank or Holding Company in connection with a merger into Bank or any other banking institution or other corporation, Holding Company will issue in accordance with the terms of any such agreement shares of its common stock or other equity securities of Bank or Holding Company in connection with a merger into Bank or any other banking institution or other corporation, Holding Company will issue in accordance with the terms of any such agreement shares of its agreement or in substitution for the shares of common stock or other equity securities of Bank required to be issued by such agreement, as the case may be, which the stockholders of any other such banking institution or other corporation shall be entitled to receive by virtue of any such agreement.

     2.5  Stock Repurchase.   At the Effective Time of the Consolidation, the
Holding Company shall repurchase the shares of the Holding Company then held by the initial shareholders of the Holding Company as set forth on Exhibit "A" hereto ("Initial Shareholders"); provided, however, that if such stock repurchase will be treated as a distribution, the Initial Shareholders may elect to keep the shares of the Holding Company owned by them immediately prior to the Consolidation.

        2.6 Cash Dividend. Unless prohibited by regulatory agencies, immediately after the Effective Time of the Consolidation, or as soon thereafter as legally possible, the Consolidated Bank will declare and pay a cash dividend to Holding Company in such amount (estimated to be approximately $240,000) as is necessary for the Holding Company to repay loans made to the Holding Company by an unaffiliated bank or other person for the purpose of capitalizing the Interim Bank and related expenses.

Section 3.      Approvals

        3.1 Stockholder Approval. This Agreement shall be submitted to the stockholders of Bank, Interim Bank and Holding Company, if required by law, for ratification and confirmation in accordance with the applicable provisions of the law.

        3.2 Rights of Dissenting Stockholders. Any Shareholder of Bank who has voted against the Consolidation at the meeting of stockholders of Bank, or has given notice in writing at or prior to such meeting to the presiding officer that he/she dissents from the Consolidation, shall be entitled to receive the value of the shares so held by him/her when the Consolidation shall be approved by the Comptroller upon written request made to the Holding Company at any time before thirty (30) days after the date of consummation of the Consolidation, accompanied by the surrender of his/her stock certificates. The value of the shares of any dissenting stockholder shall be ascertained, as to the Effective Time of the Consolidation, by an appraisal made by a committee of three persons, composed of: (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash (by reason of such request for appraisal); (2) one selected by the directors of the Consolidated Bank or Holding Company; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, the shareholder may, within five (5) days after being notified of the appraisal value of such shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant. If, within ninety
(90) days from the date of consummation of the Consolidation, for any reason, one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the Consolidated Bank or the Holding Company. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the Consolidated Bank and/or the Holding Company.

        3.3 Regulatory Approvals. The parties shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary or desirable for consummation of this Plan of Reorganization and Consolidation Agreement on the terms herein provided, including, without being limited to, those consents and approvals referred to in Paragraph 4.1(b).

Section 4.      Conditions Precedent.  Termination and Payment of Expenses

        4.1 Conditions Precedent to the Consolidation. Consummation of the Consolidation is conditional upon:

                (a) Ratification and confirmation of the Agreement by the stockholders of Bank, Interim Bank and Holding Company, as required by law;

                (b) Obtaining all other consents and approvals, and the satisfaction of all other requirements prescribed by law which are necessary for consummation of the Consolidation, including, but not limited to, approval of the Comptroller and the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956.

                (c) Obtaining all other consents or approvals, governmental or otherwise, which are, or in the opinion of counsel for Bank, Interim Bank and Holding Company may be, necessary to permit or enable the Consolidated Bank, upon and after the Consolidation, to conduct all or any part of the business and activities of Bank up to the time of the Consolidation, in the manner in which such activities and business are then conducted;

                (d) Bank's obtaining for Holding Company, prior to the Effective Time of the Consolidation, a letter, in form and substance satisfactory to Holding Company's counsel, signed by each person who is an "affiliate" of Bank for purposes of Rule 145 of the Securities and Exchange Commission to the effect that: (i) such person will not dispose of any shares of Holding Company's common stock to be received pursuant to the reorganization and merger, in violation of the Securities Act or the rules and regulations of the Commission promulgated thereunder, or in any event prior to such time as financial results covering at least 30 days of post-merger combined operations have been published; and (ii) such person consents to the placing of a legend on the certificate(s) evidencing such shares referring to the issuance of such shares in a transaction to which Rule 145 is applicable and to giving of stop-transfer instructions to Holding Company's transfer agent with respect to such certificate(s); and

          (e) Performance by each party hereto of all of its obligations hereunder to be performed prior to the Consolidation becoming effective.

     4.2 Termination of the Consolidation. If any condition in Paragraph 4.1 has not been fulfilled, or, in the opinion of a majority of the Board of Directors of any of the parties:

          (a) The number of shares of Common Stock of Bank voted against the Consolidation, or with respect to which written notice is given purporting to dissent from the Consolidation, makes consummation of the Consolidation unwise; or

          (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Consolidation which makes consummation of the Consolidation inadvisable; or

          (c) For any other reason consummation of the Consolidation is deemed inadvisable; then this Agreement may be terminated at any time before the Consolidation becomes effective. Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties or their respective directors, officers, employees, agents of stockholders.

     4.3 Expenses of the Consolidation. All of the expenses of the Bank and Interim Bank regarding the Consolidation, including filing fees, printing costs, mailing costs, accountant's fees and legal fees shall be borne by the Consolidation Bank. The expenses of the reorganization which relate solely to the Holding Company shall be borne by the Holding Company.

     4.4 Modification. Bank, Interim Bank and Holding Company, by mutual consent of their respective Boards of Directors, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon them in writing at any time before or after adoption thereof by stockholders of Bank and Interim Bank; provided, however, that no such amendment, modification or supplement shall change the number or kind of shares to be issued by Holding Company in exchange for each share of Bank, except by the affirmative action of such stockholders as required by law.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization and Consolidation Agreement to be executed by their duly organized officers as of the day and year first above written.


                                          GOLETA NATIONAL BANK


                                          By  /s/ LLEWELLYN W. STONE
                                             --------------------------------
                                                  Llewellyn W. Stone
                                                  President


                                          By  /s/ MICHEL NELLIS
                                             --------------------------------
                                                  Michel Nellis
                                                  Secretary

COMMUNITY WEST BANCSHARES                 GOLETA INTERIM NATIONAL BANK



By  /s/ LLEWELLYN W. STONE                By  /s/ LLEWELLYN W. STONE
   --------------------------------          --------------------------------
        Llewellyn W. Stone                        Llewellyn W. Stone
        President                                 President


By  /s/ MICHEL NELLIS                     By  /s/ MICHEL NELLIS
   --------------------------------          --------------------------------
        Michel Nellis                           Michel Nellis
        Secretary                               Secretary